EXHIBIT 3.1

                AMENDED AND RESTATED ARTICLES OF ASSOCIATION
                             (as of May 7, 1997)

1.    Name.  The name of the Corporation shall be Union Bankshares, Inc.

2. Registered Agent and Office. The registered agent of the Corporation shall be W. Arlen Smith, with a registered office at the Union Bank, Morrisville, Vermont.

3. Principal Office. The principal office of the Corporation shall be located at Morrisville, Vermont.

4. Operating Method. The operating period of the Corporation shall be the calendar year ending December 31.

5.    Duration.  The period duration of the Corporation is perpetual.

6. Purposes. The Corporation is established for the following purposes: to serve as a holding company, including the ownership, management, and control of bank stock; to engage in, directly or indirectly, activities related to banking; and to carry on and conduct any other lawful business or activity for which corporations may be organized under the Vermont Business Corporation Act.

7. Capital Stock. The aggregate number of shares the Corporation shall have the authority to issue shall be two million four hundred thousand shares (2,400,000) having a par value of two dollars ($2.00) per share.

Dated at Morrisville, in the county of Lamoille, this 7th day of May, 1997.

                                       UNION BANKSHARES, INC.

                                       BY:  /s/ Kenneth D. Gibbons
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                                       President

                                       BY:  /s/ Peter M. Haslam
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                                       Secretary